EXHIBIT NO. 99.2

Audited Financial Statements
With Report of Independent Auditors

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

March 25, 2002

Report of Independent Auditors

Plan Administrator
Chemical Financial Corporation
1998 Stock Purchase Plan for Subsidiary Directors

          We have audited the accompanying statements of financial condition of the Chemical Financial Corporation 1998 Stock Purchase Plan for Subsidiary Directors as of March 25, 2002 (date of plan termination) and December 31, 2001 and the related statements of income and changes in plan equity for the period from January 1, 2002 to March 25, 2002 and the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Plan's Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation 1998 Stock Purchase Plan for Subsidiary Directors at March 25, 2002 and December 31, 2001 and the results of its operations and changes in its plan equity for the period from January 1, 2002 to March 25, 2002 and the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States.

s/ Ernst & Young LLP
Detroit, Michigan

March 7, 2003

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Statements of Financial Condition

	March 25	December 31
	2002	2001
Assets
Cash	$-	$729
Common stock receivable of Chemical
Financial Corporation, at market value - (7,775 shares at a cost
of $190,631 at December 31, 2001)	-	222,891
Total Assets	$-	$223,620

Plan Equity
Plan equity (43 participants at December 31, 2001)	$-	$223,620

See accompanying notes.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Statements of Income and Changes in Plan Equity

	Period from January 1, 2002 to March 25, 2002	Years Ended December 31
		2001	2000

Participant contributions	$-	$187,275	$302,625
Dividend equivalents and
fractional share interests	-	3,529	6,574
	-	190,804	309,199

Deductions
Plan distributions	83,949	309,218	271,224
Transfer to new plan	139,671	-	-
	(223,620)	(118,414)	37,975
Net realized appreciation (depreciation)
in fair value of common stock receivable	-	39,171	(6,909)
Net increase (decrease)	(223,620)	(79,243)	31,066
Plan equity at beginning of period	223,620	302,863	271,797
Plan equity at end of period	$-	$223,620	$302,863

See accompanying notes.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements
March 25, 2002

Note 1 - Description of the Plan

          The Chemical Financial Corporation 1998 Stock Purchase Plan for Subsidiary Directors (Plan) was implemented by Chemical Financial Corporation (Corporation) on December 14, 1998. The Plan was designed to provide non-employee directors and community bank advisory directors of the Corporation's subsidiaries, who are neither directors or employees of the Corporation, with a convenient method of acquiring Corporation stock. The Plan provided for a maximum of 25,000 shares of the Corporation's common stock, $1.00 par value (Common Stock), subject to adjustments for certain changes in the capital structure of the Corporation as defined in the Plan, to be available under the Plan.

          Subsidiary directors and community bank advisory directors, who elected to participate in the Plan, could elect to contribute to the Plan fifty percent or one hundred percent of their board of director fees and/or fifty percent or one hundred percent of their director committee fees, earned as directors or community bank advisory directors of the Corporation's subsidiaries. Participant contributions to the Plan were made by the Corporation's subsidiaries on behalf of each electing participant. As of the last day of each month, each participant's cash account was debited for the purchase of whole shares of the Corporation's stock that was credited to a separate participant stock account. The stock purchased under the Plan during the calendar year was issued by the Corporation directly to the participants in the following calendar year. The Plan provided for dividend equivalents to be credited to each participant's cash account, as of the dividend record date of the Corporation's common stock. Dividend equivalents were calculated by multiplying the Corporation's dividend rate by the number of shares of common stock in each participant's stock account, as of the Corporation's dividend record date. The Plan also provided for an appropriate credit to each participant's stock account for stock dividends, stock splits or other distributions of the Corporation's common stock by the Corporation. Fractional shares calculated as a result of the above adjustments were converted to cash based on the market price of the Corporation's common stock, and were credited to each participant's cash account. Plan participants could terminate their participation in the Plan, at any time, by written notice of withdrawal to the Corporation. Participants would cease to be eligible to participate in the Plan when they ceased to serve as directors or community bank advisory directors of subsidiaries of the Corporation. Upon withdrawal from the Plan, each participant received the shares of common stock of the Corporation in their participant stock account and the cash in their participant cash account.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements (continued)
March 25, 2002

Note 1 - Description of the Plan (continued)

          The 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors ("new plan") became effective on March 25, 2002, with the same terms and provisions as the Plan. The remaining common stock receivable outstanding as of December 31, 2001 for 4,847 shares of the Corporation, with a market value of $138,942 and a cost basis of $119,237, and cash of $729 of the Plan were transferred to the new plan on March 25, 2002. As of December 31, 2001, the Plan had 2,928 remaining shares of the Corporation that it was authorized to issue. These shares were issued by the new plan on March 29, 2002 in satisfaction of a portion of the common stock receivable outstanding as of December 31, 2001.

          The Corporation reserved the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment would affect or diminish any participant's right to the benefit of contributions made by him/her prior to the date of such amendment or termination.

          The Plan provided that all expenses of the Plan and its administration would be paid by the Corporation.

          The Plan was not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan did not provide for income taxes because any income was taxable to the participants. Participants in the Plan were required to treat as taxable income the contributions made to the Plan by the Corporation's subsidiaries on their behalf. Dividend equivalents and any other cash credited to the participants' cash accounts were taxable to the participants for Federal and state income tax purposes in the year such dividend equivalent or cash was credited to the participant cash account. Upon disposition of the common stock of the Corporation purchased under the Plan, participants were required to treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurred.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements (continued)
March 25, 2002

Note 2 - Summary of Accounting Policies

Valuation of Common Stock Receivable

          Common stock receivable of the Corporation was recorded at the market value per share of the Corporation's common stock multiplied by the number of shares receivable at the valuation date. Market value was based on the closing bid price of the Corporation's common stock at year-end ($28.67 per share at December 31, 2001.) The number of shares receivable and the closing bid price as of December 31, 2001 were adjusted for the 5% stock dividend on the Corporation's common stock declared on December 9, 2002 and paid on January 24, 2003 from the new plan.

Income

          Dividend equivalents and fractional share interests were accrued on the Corporation's dividend or other record date.

Contributions

          Contributions were accounted for on the accrual basis.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements (continued)
March 25, 2002

Note 3 - Contributions

          Contributions for participants by the participating companies were as follows:

	Year Ended December 31
Participating Company	2001	2000

Chemical Bank and Trust Co.	$84,850	$167,300
Chemical Bank Shoreline	34,925	32,475
Chemical Bank West	64,700	102,150
CFC Data Corp	2,800	700

Total Participant Contributions	$187,275	$302,625